EXHIBIT 99.1

18100 Von Karman Avenue
Suite 500
Irvine, CA 92612
949.852.0700

NEWS RELEASE

Contact:    Jennifer Franklin
Phone:        949.333.1721
Email:        jfranklin@steadfastcmg.com

STEADFAST APARTMENT REIT III, INC.
ACQUIRES FIRST ASSET FOR $7.6 MILLION
IRVINE, Calif., May 23, 2016 – Steadfast Apartment REIT III, Inc. (STAR III) announced today the acquisition of its first community, Carriage House Apartments, a 136-unit complex located in Gurnee—43 miles outside of Chicago—for $7.6 million. In connection with the property acquisition, authorized cash distributions equal to $0.004098 per share of Class A common stock and $0.003366 per share of the Company’s Class T common stock will begin being paid.
“We are very pleased to kick off Steadfast Apartment REIT III with the purchase of Carriage House. The community is approximately 98 percent occupied and well-positioned within the market,” said Ella Shaw Neyland, president of Steadfast Apartment REIT III. “We intend to target quality, mid-tier assets and seek opportunities to convert good properties into better ones by introducing our extensive institutional resources.”
Constructed in 1970 on 8.44 acres, Carriage House comprises 17 two-story buildings with one- and two-bedroom layouts that average 653 square feet. Average in-place rents are $741 per month. Community amenities include a swimming pool with sundeck, pool house with a locker room, picnic area, laundry facilities and additional storage.

STAR III will initiate a moderate value enhancement strategy for all unit interiors, including new appliances, upgraded bathroom and kitchen counters, fresh paint and upgraded flooring. Select improvements to the common areas will include improving the community’s curb appeal.
Just minutes off I-94, I-88, I-294 and I-90, Carriage House is in a prime location within Chicago’s Lake County submarket, which has become a premier business location for companies such as Abbott Laboratories, AbbVie, Solo Cup Company, HSBC Finance, Swingline and Diners Club International. Additionally, two area schools are in walking distance and residents enjoy easy access to Gurnee Mills, the largest outlet destination in Illinois, Six Flags Great America and other major metro areas.
In general, STAR III believes the Chicago area is well‐positioned for long‐term success thanks to its talent pool, institutions and infrastructure, and diversified economies generating an annual gross regional product of more than $575 billion.
About Steadfast Apartment REIT III
    Steadfast Apartment REIT III is sponsored by Steadfast REIT Investments, LLC, an affiliate of Steadfast Companies, an Orange County, Calif.-based group of affiliated real estate investment and operating companies that acquire, develop and manage real estate in the U.S. and Mexico.

This release contains certain forward-looking statements. Because such statements include risks, uncertainties and contingencies, actual results may differ materially from those expressed or implied by such forward-looking statements and you should not place undue reliance on any such statements. A number of important factors could cause actual results to differ materially from the forward-looking statements contained in this release. Such factors include those described in the Risk Factors sections of STAR III’s prospectus and other reports filed with the Securities and Exchange Commission. Forward-looking statements in this document speak only as of the date on which such statements were made, and the company undertakes no obligation to update any such statements that may become untrue because of subsequent events. Such forward-looking statements are subject to the safe harbor protection for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995.

THIS PRESS RELEASE SHALL NOT CONSTITUTE AN OFFER TO SELL OR THE SOLICITATION OF AN OFFER TO BUY SECURITIES.